Securities and Exchange Commission
                  Washington, D.C. 20549

                          FORM S-8
                   Registration Statement
                           Under
                 The Securities Act of 1933

                  Media Entertainment, Inc.
                (Exact name of Registrant as
                 specified in its charter)

            NEVADA                    72-1346591
(State or other jurisdiction of       (IRS Employer
incorporation or organization)        Identification No.)

                  8748 Quarters Lake Road
                Baton Rouge, Louisiana 70809
               (Address of principal executive
                offices, including zip code)

           CONSULTING AND LEGAL SERVICES AGREEMENT
                   (Full title of the plan)


                       David M. Loflin
                          President
                   Media Entertainment, Inc.
                    8748 Quarters Lake Road
                 Baton Rouge, Louisiana 70809
            (Name and address of agent for service)

                           Copy to:

                     Eric Newlan, Esquire
                        NEWLAN & NEWLAN
                 2512 Program Drive, Suite 101
                      Dallas, Texas 75220
                        (214) 654-9520

                 -------------------------------
                 CALCULATION OF REGISTRATION FEE
                 -------------------------------

                               Proposed     Proposed
Title of                       maximum      maximum
Securities       Amount        offering     aggregate    Amount of
to be            to be         price per    offering     registration
registered       registered    share(1)     price (1)    fee
----------       ----------    ---------    ---------    ------------
Common
Stock,
$.0001
par
value            150,000        $.50(1)      $75,000      $22.73
                 shares
----------
(1) The maximum offering price was calculated pursuant to Rule 457(c).

                  MEDIA ENTERTAINMENT, INC.
             Cross Reference Sheet Required By
               Item 501(b) of Regulation S-K

Form S-8 Item Number          Caption in Prospectus
and Caption
---------------------------   -----------------------------
1. Forepart of Registration   Facing page of registration
   Statement and Outside      statement and cover page of
   Front Cover Page of        Prospectus
   Prospectus

2. Inside Front and Outside   Inside cover page of prospec-
   Back Cover Pages of        tus and Outside Cover Page of
   Prospectus                 Prospectus

3. Summary Information,       Not applicable
   Risk Factors and Ratio
   Of Earnings to Fixed
   Charges

4. Use of Proceeds            Not Applicable

5. Determination of Offering  Not Applicable
   Price

6. Dilution                   Not Applicable

7. Selling Security           Sales by Selling Shareholder
   Holders

8. Plan of Distribution       Cover Page of Prospectus and
                              Sales by Selling Shareholder

9. Description of             Consulting and Legal Services
   Securities to              Agreement and Issuance of
   be Registered              Common Stock; Sales by Selling
                              Shareholder

10.Interest of Named          Consulting and Legal Services
   Experts and Counsel        Agreement and Issuance of
                              Common Stock; Sales by Selling
                              Shareholder; Legal Matters

11.Material Changes           Not Applicable

12.Incorporation of           Incorporation of Certain
   Certain Information        Information by Reference
   by Reference

13.Disclosure of Commission   Indemnification
   Position    on Indemnifi-
   cation or Securities
   Act Liabilities


                         PROSPECTUS

                   Media Entertainment, Inc.

                150,000 Shares of Common Stock
                 ($.0001 par value per share)

               Issued Pursuant to a Consulting
                and Legal Services Agreement

This Prospectus is part of a Registration Statement which registers 150,000 shares of Common Stock, $.0001 par value per share (the "Common Stock"), of Media Entertainment,
Inc., a Nevada corporation (the "Company"), which have been issued, as described herein, to Newlan & Newlan, Attorneys at Law, a Texas general partnership ("Newlan"), consultants and legal counsel to the Company, pursuant to a Consulting and Legal Services Agreement under which the Company has issued 150,000 shares of Common Stock to Newlan (such securities being referred to herein as the "Newlan
Securities"). Newlan is a selling shareholder under this Prospectus and is referred to herein as the "Selling
Shareholder". All of the Newlan Securities were issued to the Selling Shareholder pursuant to a written compensation contract which provided for the issuance of the Newlan
Securities.  The Company has been advised by the Selling
Shareholder that it may sell all or a portion of its shares of Common Stock from time to time in the over-the-counter market in negotiated transactions, directly or through brokers, or otherwise, and that such shares will be sold at market prices prevailing at the time of such sales or at negotiated prices.

No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor the issuance of any of the Newlan Securities under the terms of the aforementioned Consulting and Legal Services Agreement shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENT-ATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.
The date of the Prospectus is September 11, 1997

                    AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed with the Commission can be inspected and copied at the Public Reference Section of the Commission at its principal offices located at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is expected to be traded in the over-the-counter market in the near future. As of the date of this Prospectus, there is no trading market for the Company's Common Stock.

The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to 150,000 shares of the Company's Common Stock, issued to a consultant of the Company pursuant to a written Consulting and Legal Services Agreement. This Prospectus, which constitutes Part I of the Registration Statement, omits certain information with respect to the Company and the shares of Common Stock offered by the Prospectus. Reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office located in Washington, D.C. (at the above address) upon payment of the fees prescribed by the Rules and Regulations of the Commission, or examined free of charge. Also, the Registration Statement, with exhibits, may be examined on and/or downloaded from the Internet at: http://www.sec.gov/cgi-bin/srch-edgar.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

1. The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1997;

2.  The Company's Registration Statement on Form S-1
(Commission File No. 333-26385) declared effective August
12, 1997.

All reports and documents filed by the Company pursuant to
Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of each such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to:Corporate Secretary, Media Entertainment, Inc., 8748 Quarters Lake Road, Baton Rouge, Louisiana 70809; telephone (504) 922-7744.

                         THE COMPANY

The Company was incorporated in the State of Nevada on November 1, 1996, to operate as a holding company in the wireless cable television and community (low power) television industries, as well as other segments of the communications industry. Effective December 20, 1996, the Company acquired from certain of its officers and directors and others licenses and leases of licenses to wireless cable television channels and community (low power) television channels. As of December 31, 1996, the Company acquired all of the outstanding capital stock of (1) Winter Entertainment, Inc., a Delaware corporation incorporated on December 28, 1995 ("WEI"), and (2) Missouri Cable TV Corp., a Louisiana corporation incorporated on October 9, 1996 ("MCTV"). WEI operates a community television station in Baton Rouge, Louisiana; MCTV owns wireless cable television channels in Poplar Bluff, Missouri, which system has been constructed and is ready for operation, and Lebanon, Missouri, which market's system has yet to be constructed. In January 1997, the Company entered into a joint venture (known as "Web One Wireless I.S.P. - Baton Rouge, J.V.") which is to operate as a Wireless Internet Service Provider
(ISP) in Baton Rouge, Louisiana, and acquired the right to utilize, on an exclusive basis, a licensed Wireless Internet Access System in operating as a Wireless ISP in several U.S. cities. The Company carries on its business through its subsidiaries.

           CONSULTING AND LEGAL SERVICES AGREEMENT
                AND ISSUANCE OF COMMON STOCK

General

On February 1, 1997, the Company entered into a Consulting and Legal Services Agreement with Newlan & Newlan, Attorneys at Law, a Texas general partnership (the Selling Shareholder). The Company has issued 150,000 shares of Company Common Stock pursuant to such Consulting and Legal Services Agreement. This Prospectus relates to the 150,000 shares issued to Newlan. Under the terms of the Consulting and Legal Services Agreement, the Selling Shareholder has agreed to provide consulting services with respect to financing opportunities and the acquisition of business opportunities and operating assets related to the wireless cable industry, community television industry and Internet business opportunities and related industries. None of the securities to which this Prospectus relates is issued pursuant to any program or plan and are not being administered by either the Board of Directors of the Company or any committee of the Board of Directors organized for that purpose.

Federal Income Tax Effects

Under the Consulting and Legal Services Agreement pursuant to which the Newlan Securities were issued, the Newlan Securities were valued at $.40 per share, or $60,000 in the aggregate. However, for financial reporting purposes, the Newlan Securities have been valued at $2.50 per share, or $375,000, in the aggregate, to approximate the fair value of the Newlan Securitis on the date issued. The issuance of the Newlan Securities will result in the recognition of taxable income to the Selling Shareholder. Correspondingly, the Company will be entitled to a deduction equal to the amount of ordinary income charged to the Selling Shareholder.

Restrictions Under Securities Laws

The sale of any shares of Common Stock issued under the Consulting and Legal Services Agreement must be made in compliance with federal and state securities laws.
Officers, directors and 10% or greater shareholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under Federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration Statement, Rule 144 or any other applicable exemption.

                SALES BY SELLING SHAREHOLDER

The following table sets forth the name of the Selling
Shareholder, the amount of shares of Common Stock held, directly or indirectly, the amount of Common Stock to be owned by the Selling Shareholder following sale of such shares of Common Stock and the percentage of shares of Common Stock to be owned by the Selling Shareholder following completion of such offering (based on 6,170,000 shares of Common Stock of the Company outstanding as of the date of this Prospectus).

                                                Per-
                                                cent-
                                    Shares      age
Name of        Number               To be       To be
Selling        Of        Shares     Owned       Owned
Share-         Shares    To be      After       After
holder         Owned     Offered    Offering    Offering
-----------    ------    -------    --------    --------

Newlan &
 Newlan        150,000   150,000      -0-         -0-

                  DESCRIPTION OF SECURITIES

Common Stock

Each share of Common Stock is entitled to one (1) vote at all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. The Articles of Incorporation of the Company prohibit cumulative voting in the election of directors. The absence of cumulative voting means that holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so. In such event, the holders of the remaining shares of Common Stock will not be entitled to elect any director. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. In the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock will be entitled to receive, on a pro rata basis, all assets of the Company remaining after satisfaction of all liabilities.

Transfer Agent

The transfer agent for the shares of Common Stock of the Company is Securities Transfer Corporation, 16910 Dallas
Parkway, Suite 100, Dallas, Texas 75248.

                       INDEMNIFICATION

The Company currently is seeking officer and director liability insurance, though none has been obtained as of the date of this Prospectus.

Article X of the Articles of Incorporation of the Company provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of fiduciary duty as a director officer; provided, however, that such provision shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of law. Any repeal or modification of Article X shall be prospective only and shall not adversely affect any right or protection of a director or officer of the Company existing at the time of such repeal or modification for any breach covered by Article X which occurred prior to any such repeal or modification. The effect of Article X of the Company's Articles of Incorporation is that Company directors and officers will experience no monetary loss for damages arising out of actions taken (or not taken) in such capacities, except for damages arising out of intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of law.

As permitted by Nevada law, the Company's Bylaws provide that the Company will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil, including any action alleging negligence, or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are judged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                           LEGAL MATTERS

Legal matters in connection with the securities being offered hereby will be passed upon for the Company by Newlan
& Newlan, Attorneys at Law, Dallas, Texas.

                              EXPERTS

The consolidated financial statements of the Company included in the Company's Registration Statement on Form S-1 (Commission File No. 333-26385), declared effective August 12, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Weaver and Tidwell, L.L.P., Certified Public Accountants, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.
                            PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) and (c) below are incorporated by reference in this Registration Statement. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934 (the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

(a) The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1997;

(b)  The Company's Registration Statement on Form S-1
(Commission File No. 333-26385) declared effective August
12, 1997.

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's Annual Report referred to above.

Item 4.  Description of Securities.

The Company is authorized to issue up to 100,000,000 shares of Common Stock, $.0001 par value per share. The holders of Company Common Stock will be entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire Board of Directors of the Company and, if they do so, minority shareholders would not be able to elect any persons to the Board of Directors. The Company's bylaws provide that a majority in number of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Company will have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock will not be subject to redemption and will carry no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock will be entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and nonassessable.

Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company intends to expand its business through reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares without action by the shareholders.

Item 5.  Interests of Named Experts and Counsel.

The Selling Shareholder is legal counsel to the Company.

Item 6.  Indemnification of Directors and Officers.

Nevada Revised Statutes 78.037 is incorporated herein by this reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Inasmuch as the consultant who received shares of Common Stock of the Company is knowledgeable, sophisticated and had access to comprehensive information relevant to the Company, such transaction was undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. As a condition precedent to such grant, the consultant was required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from the Company in the absence of sale pursuant to an effective Registration Statement.

Item 8.  Exhibits.

     Exhibit               Description
     -------               -----------

       5.1                 Opinion of Newlan & Newlan,
                           Attorneys at Law, re: Legality
     * 10.1 Consulting and Legal Services Agreement, dated as of February 1, 1997, between Registrant and Newlan & Newlan, Attorneys at
                           Law, a Texas general partnership
       23.1                Consent of Weaver and Tidwell,
                           L.L.P., Certified Public
                           Accountants
       23.2                Consent of Newlan & Newlan,
                           Attorneys at Law
       ------------
       * Incorporated by reference from Registrant's Registration Statement on Form S-1 (Commission File No. 333-26385) declared effective August 12, 1997.

Item 9.  Undertakings.

(1)  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the dates shown below.

MEDIA ENTERTAINMENT, INC.


By: /s/ David M. Loflin
     David M. Loflin
     President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signatures               Title                    Date


/s/ David M. Loflin      President (Principal     September 9, 1997
David M. Loflin          Executive Officer
                         and Principal
                         Accounting Officer)
                         and Director

/s/ Waddell D. Lolfin    Vice President,          September 9, 1997
Waddell D. Loflin        Secretary and
                         Director


/s/ Richard N. Gill      Director                 September 9, 1997
Richard N. Gill


/s/ Ross S. Bravata      Director                 September 9, 1997
Ross S. Bravata


/s/ Michael Cohn         Director                 September 9, 1997
Michael Cohn

                      INDEX TO EXHIBITS

                   MEDIA ENTERTAINMENT, INC.

Exhibit No.        Description
-----------        -----------

   5.1             Opinion of Newlan & Newlan, Attorneys at
                   Law, re: Legality

   23.1            Consent of Weaver and Tidwell, L.L.P.,
                   Certified Public Accountants

   23.2            Consent of Newlan & Newlan, Attorneys at
                   Law

                         EXHIBIT 5.1
                         -----------

September 9, 1997

Media Entertainment, Inc.
8748 Quarters Lake Road
Baton Rouge, Louisiana 70809

Re: Registration Statement on Form S-8 of Media Entertain-ment, Inc. Common Stock Issued Pursuant to a Consult-ing and Legal Services Agreement with Newlan & Newlan

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by Media Entertainment, Inc., a Nevada corporation (the "Company"), of 150,000 shares of Company common stock, $.0001 par value per share (the "Common Stock"), issued to Newlan & Newlan, Attorneys at Law, a Texas general partnership, pursuant to a Consulting and Legal Services Agreement (the "Agreement") approved by resolution of the Company's Board of Directors on February 1, 1997.

In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostatic or other copies of the Agreement, the Company's Articles of Incorporation, Bylaws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified copies of all copies submitted to us as conformed, photostatic or other copies. In passing upon certain corporate records and the documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and express no opinion thereon.

Based upon and in reliance upon the foregoing, it is our opinion that the Common Stock issued pursuant to the Agreement is validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

Very truly yours,

/s/

NEWLAN & NEWLAN

                        EXHIBIT 23.1
                        ------------

CONSENT OF INDEPENDENT AUDITOR

As independent auditors, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated April 3, 1997, relating to the consolidated financial statements of Media Entertainment, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the period from inception (December 28, 1995) to December 31, 1996, included in the Form S-1 Registration Statement (File No. 333-26385) declared effective on August 12, 1997.We also consent to the reference to this firm under the heading "Experts" in this Registration Statement.

/s/

WEAVER AND TIDWELL, L.L.P.
Certified Public Accountants
Fort Worth, Texas
September 9, 1997

                        EXHIBIT 23.2
                         ------------

Consent of Newlan & Newlan, Attorneys at Law, is included in the Opinion filed as Exhibit 5.1 hereto.